Exhibit 10.1

TETRA TECH, INC.
TEAMING AGREEMENT
RECITALS

1.
This Agreement constitutes an initial understanding between Tetra Tech and MagneGas Corporation, both hereinafter designated at times jointly as "Participants" or individually as "Participant", in preparing a joint marketing and proposal ("Proposal") for the Department of Defense (DOD) and Department of Energy (DOE) and local municipalities ("Client") for refinery and product use at DOD, DOE, and municipal facilities ("Project").

2.
Recognizing the complementary capabilities of each Participant, this Agreement is entered into to establish the Participants' mutual rights and obligations during the period of preparing, submitting and negotiating the Proposal, so as to result in a team for providing Client with the optimum combination of capabilities to achieve its Project objectives.

TERMS AND CONDITIONS

1.	Tetra Tech shall act as prime contractor and will be the only party to this Agreement to submit a proposal to the Client and to negotiate a prime contract with the Client for this Project.

2.
MagneGas Corporation shall assist in the preparation of the Proposal, as requested by Tetra Tech by supplying in a timely manner pertinent data including without limitation technical approach, understanding, resumes, facility information, company background and experience, necessary cost breakdown data, hour availability, required certifications and other special requirements of Client's described in the following paragraph. MagneGas Corporation shall reasonably support Tetra Tech in any written communications or presentations concerning the Proposal and the Scope of Work and shall be reasonably available for consultation with Tetra Tech during the course of negotiations concerning same.

3.	The Scope of Work which Participant shall be responsible for assisting in preparation of the Proposal is described generally as follows:

• Determine client base for technology;
• Support Tetra Tech initiative meetings;
• Prepare briefing materials for DOD, DOE and other client base marketing efforts.

Tetra Tech will exert it best reasonable efforts toward the objective of awarding subcontracts to Magnegas Corporation the scope of work described above, subject to the conditions in Section 4 below.

4.	The award of a Subcontract to Participant for the above Scope of Work is subject to the following conditions:

a.	Award to Tetra Tech of a prime contract by Client for the Project.

b.	Mutual agreement by Participant of the price and terms and conditions of the Subcontract.

5.	The Participants shall exert all reasonable and proper efforts to develop and submit a competitive proposal to the Client including the above Scope of Work.

6.	The Participants shall deal exclusively with each other with the object of obtaining award of the prime contract by Tetra Tech for this Project.

7.	Participants shall bear all of their own respective costs incurred in preparation of the Proposal.

8.
Each Participant shall supply the other throughout the period of preparation of the Project proposal with confidential or proprietary information and copies of documentation relating to any technology, as required for successful completion of the Project, if not prohibited from legally doing so. Where such information or technology is considered confidential or proprietary by the Participant providing same, and in order to protect such information or technology under the terms hereof, such Participant shall conspicuously mark such information or technology as "CONFIDENTIAL", "PROPRIETARY" or similar.

Each Participant shall not, without the prior written consent of the disclosing Participant, use the other's confidential or proprietary information for any purposes other than the preparation and submission of a Proposal under this Agreement for a period of five years. The Participant receiving confidential or proprietary information shall protect such information utilizing the same controls such Participant employs to avoid disclosure of its own confidential proprietary information.

Upon any termination or expiration of this Agreement in accordance with its terms, each Participant will, within a reasonable period of time thereafter, return all confidential or proprietary information received from the other Participant under the other Participant under the terms of this Agreement, except that each Participant may retain a legal file copy.

Disclosure of confidential or proprietary information may be made to Client provided such disclosure is made together with notice of the above restrictions as is appropriate. Disclosure of confidential or proprietary information hereunder constitutes a representation by the disclosing Participant that such Participant has all right, title and interest in such information, and such Participant hereby agrees to indemnify and defend the other Participant, and hold the other Participant harmless, against any claims by any other parties to the contrary. Except as otherwise provided in this paragraph, this Agreement does not offer or grant to the receiving Participant any rights in or license to use, any drawings, data, plans, ideas, or methods disclosed pursuant to this Agreement.

9.	This Agreement shall terminate on 1 October 2010, or prior thereto, when any of the following events occur, without further obligation or liability between the Participants:

a.	By mutual agreement of the Participants,

b.	Upon public disclosure that the requirements for the Project have been canceled or that the contract for the Project has been awarded to another bidder,

c.	Upon negotiation and signature of a subcontract between Tetra Tech and Participant.

10.
Nothing in this Agreement shall grant to any Participant the right to make commitments of any kind for the other Participant without prior written consent of the other Participant, nor shall it create a joint venture, partnership or other form of business organization between the Participants of any kind.

11.
This Agreement and any proposed Subcontract (and services thereunder) arising out of this Agreement shall not be assigned by either of the Participants without the prior written approval of the other Participant, except that the Participants may assign this Agreement in whole or in part to an affiliate. No assignment shall discharge the obligations of the assigning Participant.

12.
No news release, including photographs and films, public announcement, denial or confirmation shall be made by a Participant concerning the subject matter of this Agreement without first obtaining the consent of the other Participant and the Client.

13.	Neither Participant shall have any liability to the other arising out of this Agreement in the event Client does not award a contract to Tetra Tech.

14.	The following key personnel will represent the Participants during proposal preparation and negotiations:

Ms. Nancy A. Wellhausen      Tetra Tech, Inc.
Luisa Ingargiola           MagneGas Corporation

15.	The location where each Participant will receive all documents and communications will be:

Tetra Tech, Inc.

301 Mentor Drive

Santa Barbara, CA 93111

Upon signature by their duly authorized representatives, this shall become a mutually binding Agreement by and between the Participants, effective as of the latest date written below.

	MagneGas, Corporation		TETRA TECH, INC.
	/s/ Luisa Ingargiola		/s/ Kevin Mcnamara
By	Luisa Ingargiola	By	Kevin Mcnamara, P.G.
Title	Chief Financial Officer	Title	Vice President
Date	1 October 2009	Date	1 October 2009

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